Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

October 18, 2010

Dr. James A. Thomson
3420 Genetics-Biotechnology Center Bldg.
425 Henry Mall
Madison, WI 53706

Dear Jamie:

This letter (when fully executed and delivered by you as contemplated below, this “Agreement”) will confirm the terms and conditions upon which the Cellular Dynamics International, Inc. (the “Company”) by its Board of Directors would grant to you an option under the Company’s 2008 Equity Incentive Plan, as amended (the “Plan”), which option is further described herein (i.e., the Option as defined in Paragraph 4(a)). Such terms and conditions are as follows:

1.    Employment. As consideration for the Option, contemporaneously with the execution and delivery of this Agreement, you will execute and deliver to the Company the Employment Agreement attached hereto.
2.    Assignment of Patent Applications. As consideration for the Option, contemporaneously with the execution and delivery of this Agreement, you will execute and deliver to the Company the Assignment of Patent Applications attached hereto.
3.    Noncompetition Agreement. As consideration for the Option, you hereby agree as follows:
(a)    Covenant. You agree that, during the Restricted Period, you will not serve as an officer, director, employee of, or consultant to, or assign, license or otherwise transfer directly (or knowingly and indirectly in order to circumvent this restriction) any right, title or interest in, to or under any IP to, a Competitor during the Restricted Period (such activities collectively being “Restricted Activities”); provided, however, that any activity that otherwise would be a Restricted Activity but that is not in furtherance of a Competitor’s activities to compete, currently or prospectively, with the Company shall not be considered a “Restricted Activity.”
(b)    Certain Definitions. For such purposes, the following terms shall have the following meanings:

(i)    a “Competitor” is any for‑profit business (other than the Company) that is engaged in activities or efforts to (A) develop, make, sell or offer for sale, or provide any Product or Service anywhere in the world in competition with any Company Product or Company Service, or (B) use or license or otherwise transfer any IP to be used, to make, use, sell, or provide any Product or Service anywhere in the world in competition with any Company Product or Company Service;
(ii)    “IP” is any invention that would be useful to develop, make, use or provide any Product or Service;
(iii)    “Products” and “Services” are, respectively, induced pluripotent stem (iPS) cells, iPS‑derived cells and/or human embryonic stem cells (hESCs) and any and all services utilizing any iPS cells, iPS‑derived cells, hESCs and/or data generated from their use in any manner or the study of any such cells;
(iv)    “Company Products” and “Company Services” as of any time in the Restricted Period when you engage in any Restricted Activity are each and every Product and Service that or with respect to which the Company then makes, sells, provides, or offers to sell or provide or plans to do, within the next six (6) months, any of such activities; and
(v)    “Restricted Period” is the four year period commencing on the date of this Agreement.
(c)    Certain Activities. For avoidance of doubt and notwithstanding any implication to the contrary in the foregoing provisions of this Paragraph 3, you shall be permitted to do the following activities, which in and of themselves shall not be considered to be a violation of your covenant set forth in Paragraph 3(a) above:
(i)    continue your role as a professor at each of University of Wisconsin – Madison and University of California – Santa Barbara;
(ii)    continue your role as an employee of the Morgridge Institute for Research;
(iii)    serve as Scientific Director for WiCell Research Institute and National Stem Cell Bank;
(iv)    become a professor or lecturer at other institutions;
(v)    become an officer, director and/or employee of a business or organization that is not a Competitor; and
(vi)    serve on scientific advisory boards to academic institutions, non‑profit organizations and for‑profit businesses, other than Competitors.
(d)    Certain Acknowledgements. You acknowledge, represent and agree as follows: (i) the scope of the restrictions contained in Paragraph 3 are appropriate,

necessary and reasonable for the protection of the Company’s business, goodwill and property rights; (ii) the restrictions contained in this Agreement do not conflict with, and your compliance with them will not cause you to be in breach or violation of, any obligation to any third party; and (iii) during the Restricted Period, the Company may disclose this Agreement to third parties including prospective sources of financing to the Company and persons that would engage you in any Restricted Activity.
4.    Option Grant
(a)    Grant; Shares subject to Option. In consideration of the benefits to be conferred upon the Company hereunder and your continuing service as a consultant to and a director of the Company, the Company by its Board of Directors will grant to you under the Plan an option to purchase 1,250,000 shares of the Company’s Common Stock at an exercise price per share equal to the Fair Market Value of a Share on the date of grant, which will be designated as a Nonstatutory Stock Option (the “Option”). Such grant will be made contemporaneously with the execution and delivery hereof.
(b)    Other Terms of Grant. The other terms and conditions upon which the Option will be granted shall be substantially the terms as are set out in the Nonstatutory Stock Option Agreement attached hereto and any such other specific terms as may be determined by the Chairman of the Compensation Committee of the Board of Directors (such chairman’s approval of such terms to be conclusively evidenced by his execution and delivery of such agreement) and acceptable to you.
(c)    Certain Capitalized Terms. Certain capitalized terms used, but not otherwise defined, in this Paragraph 4 shall have the meanings assigned to such terms in the Plan.
5.    Miscellaneous
(a)    Assignability; Binding Effect. This Agreement, except the Company’s obligation to grant an option in connection with the execution and delivery hereof, may be assigned by the Company to a corporation or other legal entity controlled by, or under common control with, the Company and to any successor upon a sale of its business or assets, without your consent. You may not assign this Agreement. This Agreement will be binding on and will inure to the benefit of and be enforceable by the Company and its successors and assigns and you and your personal or legal representatives, heirs and successors.
(b)    Specific Performance. You acknowledge and agree that a violation of this Agreement would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, you agree with the Company that, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, which relief a court shall be empowered to grant without the requirement of the posting of a bond or other security; it being the understanding of the undersigned parties hereto that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies.
(c)    Governing Law. This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.
(d)    Integration. This Agreement supersedes any and all prior agreements and understandings, whether written or oral, between the Company or any representative thereof and you relating to the subject matter hereof and all such prior agreements and understandings are null and void. For avoidance of doubt, nothing herein shall be construed to supersede or render null and void, that certain Consulting Agreement between the Company and you dated as of December 19, 2008 or that certain Nonstatutory Stock Option Agreement between the Company and you dated as of December 8, 2008, and each other agreement being entered into, contemporaneously with the execution and delivery hereof, between the Company and you or by you for the benefit of the Company.
(e)    Notices. Any notice required or permitted to be given under this Agreement or any agreement entered into hereunder will be in writing and will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, at the following address of the party to whom or which notice is being given or to such other address as such party shall have last specified by like notice to the other party:
if to the Company:

Cellular Dynamics International, Inc.
Attn: President
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

with a copy to:

Anna Geyso, Esq.
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202

and if to you:

Dr. James A. Thomson
3420 Genetics-Biotechnology Center Bldg.
425 Henry Mall
Madison, WI 53706

with a copy to:

Gregory J. Lynch, Esq.
Michael Best & Friedrich LLP
One South Pinckney Street, Suite 700
Madison, WI 53703

(f)    Amendment and Waiver. The Agreement may be amended or modified, and any right or remedy of a party hereunder may be waived, only as set forth in a writing executed by the party against whom or which enforcement of such amendment, modification or waiver is being sought.
If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.
Very truly yours,

Cellular Dynamics International, Inc.

/s/ Thomas M. Palay
Thomas M. Palay
President

I confirm my agreement with
the terms and conditions of this letter.

/s/ James A. Thomson_______________
James A. Thomson

Date:_11/23/10____________________

5189936_2

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